Exhibit 99.1

To Executive Officers and Directors of Prologis, Inc.

Attached is a copy of a notice that has been provided to participants and beneficiaries in the Prologis 401(k) Savings Plan (the “Plan”) relating to a “blackout period” that will be occurring under the Plan as a result of the change in the recordkeeper for the Plan.

As set forth in the notice, the “blackout period” will begin at 12:01 am Eastern time on December 24, 2019 and is expected to end at 12:01 am Eastern time on January 27, 2020.

During the blackout period, Plan participants and beneficiaries will not be able to direct or diversify investments in the Prologis stock fund under the Plan and will be restricted in their ability to engage in other transactions under the Plan. The attached notice provides more information regarding the reasons for the blackout period, the Plan transactions to be suspended during the blackout period, the securities subject to the blackout period, and the estimated length of the blackout period.

The Sarbanes-Oxley Act of 2002 (“SOX”) and the rules adopted by the Securities and Exchange Commission (“SEC”) require that, during a plan blackout period such as the one described in the previous paragraph, the directors and executive officers of Prologis are prohibited from purchasing, selling or otherwise acquiring or transferring any equity securities of Prologis that were acquired in connection with his or her service as a director or employment with Prologis and its affiliates. This prohibition includes all equity securities of Prologis, not just those that a director or executive officer holds in the Plan.

Therefore, in order to comply with the SOX and SEC requirements, during the Plan blackout period, you are prohibited from purchasing, selling or otherwise acquiring or transferring equity securities of Prologis.

If you have any questions regarding any aspect of this notice or whether the securities you own are covered and whether any exceptions to transfer might be available, you should contact Deborah Briones at 415-733-9562.

November 2019

Coming soon—the 401(k) Plan is moving to Fidelity!

We recently completed a review of retirement plan providers and are excited to share that we have selected Fidelity Investments® for the exceptional service they provide. The Prologis 401(k) Savings Plan (the “Plan”) will move to Fidelity effective January 1, 2020. We believe Fidelity will offer even more to support your savings goals, today and in retirement.

The Prologis 401(k) Savings Plan at Fidelity will offer:

An updated lineup of investment options.

The NetBenefits® website and mobile app to easily access and manage your account.

Online planning tools, videos and workshops to help you make decisions for your future.

Help and advice from Fidelity’s experienced phone representatives.

Investor centers where you can meet with local professionals trained to provide investment help. Investor Center products and services are offered beyond your employer-sponsored retirement Plan.

The Plan’s employer match will increase to 50% of the first 12% of eligible compensation contributed. Your contributions and loan repayments will continue throughout the transition.

More information will be coming with important transition dates and details in the coming weeks. We will also let you know when the transition is complete in January 2020. We’re excited about the changes ahead for the Prologis 401(k) Savings Plan at Fidelity.

See the next page for an important notice.

Investing involves risk, including risk of loss. Fidelity Brokerage Services LLC, Member NYSE, SIPC, 900 Salem Street, Smithfield, RI 02917 ©2019 FMR LLC. All rights reserved. 716720.23.149

Important Plan Information

To ensure that all information is transferred accurately from your current Plan account at Wells Fargo to your new Plan account at Fidelity, there will be a period of time when you will be unable to direct or diversify investments in your individual accounts or obtain a distribution from the Plan.

This time, during which you will be unable to exercise your rights otherwise available under the Plan, is called a “blackout period.” During this time, you can determine whether the blackout period has started or ended by contacting Wells Fargo at www.wellsfargo.com or 800-728-3123.

The blackout period will begin at the dates and times listed below.

•      December 16, 2019- This is the last day to return all necessary paperwork to Wells Fargo to process a loan or distribution.

•      December 23, 2019- This is the last day to request a loan or distribution that does not require paperwork.

•      December 24, 2019 by 1:00 p.m. ET- This is the last day to change your contribution rate or enroll in the Plan, request an exchange between investment options, and check your account balance.

The blackout period is expected to end no later than the week of January 19, 2020.

Because you will be unable to direct or diversify your Plan balance during the blackout period, it is very important that you review and consider the appropriateness of your current investments. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

You should be aware that there is a risk to holding substantial portions of your account in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning and your overall financial plan.

If you have any questions concerning this notice, you should contact the Prologis Benefits team.